Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205034 on Form S-3 of our report dated February 24, 2017, related to the consolidated and combined financial statements of Physicians Realty L.P. for the year ended December 31, 2013, appearing in the Annual Report on Form 10-K of Physicians Realty L.P. for the year ended December 31, 2014.

/s/ Plante & Moran, PLLC
Chicago, Illinois
February 24, 2017